Exhibit 16.1

[LETTERHEAD OF SINGER LEWAK GREENBAUM & GOLDSTEIN LLP]

December 19, 2006

Securities and Exchange Commission
Washington, D.C. 20549

Commissioners:

We have read Genius Products, Inc.’s statements included under Item 4.01 of its Form 8-K filed on December 19, 2006, and we agree with such statements concerning our firm.

/s/ Singer Lewak Greenbaum & Goldstein LLP

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP